PROSPECTUS Dated January 24, 1997       Amendment No.1 Dated April 4, 1997 to
PROSPECTUS SUPPLEMENT                         Pricing Supplement No. 16 to to
Dated February 21, 1997                  Registration Statement No. 333-18005
                                                         Dated March 11, 1997
                                                               Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
                     Senior Euro Fixed Rate Notes Due 2003

      The Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due
2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes -- Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

      The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange"), and application has been made to list the Notes on the Bourse de Paris (the "Paris Bourse").

      The Notes are further described under "Description of Notes -- Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:  FF 1,000,000,000

MATURITY DATE:  April 11, 2003

DATE OF ISSUANCE AND SETTLEMENT DATE:  April 11, 1997

INTEREST ACCRUAL DATE:  April 11, 1997

TOTAL AMOUNT OF OID:  N/A

ORIGINAL YIELD TO MATURITY:  N/A

ISSUE PRICE:  101.285%  See "Plan of Distribution" below.

REDEMPTION PRICE:  100.000%

FISCAL AGENT:  The Chase Manhattan Bank (London Branch)

PAYING AGENT:  Credit Lyonnais

INITIAL REDEMPTION DATE:  N/A

INITIAL REDEMPTION PERCENTAGE:  N/A

ANNUAL REDEMPTION PERCENTAGE REDUCTION:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

INTEREST RATE:  5.125%

INTEREST PAYMENT DATES:  Each April 11, commencing April 11, 1998

BUSINESS DAYS:  New York, Paris

EXCHANGE DATE:  40 Days after Date of Issuance (at the earliest)

APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION:  N/A

IF YES, STATE ISSUE PRICE:  N/A

OPTIONAL REPAYMENT DATE(S):  N/A

DENOMINATIONS:  FF 10,000 (10,000 Notes) and FF 100,000 (9,000 Notes)

SPECIFIED CURRENCY:  French Francs

CALCULATION AGENT:  N/A

COMMON CODE:  007786766

ISIN:  FR0000109431

CODE SICOVAM:  10943

OTHER PROVISIONS: N/A

      Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

Morgan Stanley S.A.
      Banque Nationale de Paris
                               Dean Witter International Ltd
                                                              Societe Generale

CDC Marches                                            Union Europeenne de CIC
CPR Finance                                                    Credit Lyonnais
Credit Agricole                         Banque Francaise du Commerce Exterieur
Credit Commercial de France                            Paribas Capital Markets

Plan of Distribution:

      On March 11, 1997, the Company agreed to sell to the managers listed in this Pricing Supplement (the "Managers"), and the Managers severally agreed to purchase, the principal amount of Notes set forth opposite their respective names below at a net price of 99.41%, which Notes were reoffered at a price of 99.76%.


Name                                                                                Principal Amount of Notes
----                                                                                -------------------------
Morgan Stanley S.A.................................................                     FF    580,000,000
Banque Nationale de Paris..........................................                           100,000,000
Dean Witter International Ltd......................................                           100,000,000
Societe Generale...................................................                           100,000,000
CDC Marches........................................................                            15,000,000
CPR-Compagnie Parisienne de Reescompte.............................                            15,000,000
Credit Agricole....................................................                            15,000,000
Credit Commercial de France........................................                            15,000,000
Compagnie Financiere de CIC et de l'Union Europeenne...............                            15,000,000
Credit Lyonnais....................................................                            15,000,000
Banque Francaise du Commerce Exterieur.............................                            15,000,000
Banque Paribas.....................................................                            15,000,000
                                                                                            -------------
      Total........................................................                 FF      1,000,000,000
                                                                                            =============

      The Notes are being issued outside France and may not be offered to the public in France.

      The Company has undertaken not to offer, directly or indirectly, any Notes to the public in France.

      Each Manager has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in France, and that it has not distributed and will not distribute or cause to be distributed to the public in France the Prospectus or any amendment, supplement or replacement thereto including the Pricing Supplement or any other offering material relating to the Notes.

      In connection with the issue of the Notes, the documentation will be available for inspection at the offices of Credit Lyonnais, the Paying Agent, in France, located at:

      DOFE Centre Titres Paris
      Secteur RSV
      2 Ter Boulevard Saint Martin
      75010 Paris
      BC 382 01

      The documents incorporated by reference herein have not been submitted to the clearance procedure of the COB.

             PERSONNES QUI ASSUMENT LA RESPONSABILITE DE LA NOTE
            D'INFORMATION COMPOSEE DE LA PRESENTE NOTE D'OPERATION
           (PRICING SUPPLEMENT), DES DOCUMENTS DENOMMES "PROSPECTUS"
           ET "PROSPECTUS SUPPLEMENT" ENREGISTRES PAR LA COMMISSION
       DES OPERATIONS DE BOURSE SOUS LE NO. P97-022 DU 19 FEVRIER 1997
           ET DE LA NOTE D'INFORMATION VISEE PAR LA COMMISSION DES
          OPERATIONS DE BOURSE SOUS LE NO. 96-533 DU 19 NOVEMBRE 1996


1.    Au nom de l'emetteur

A la connaissance de l'emetteur, les donnees de la presente Note d'Information sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.

Aucun element nouveau, autres que ceux mentionnes dans la presente Note d'Operation, intervenu depuis le 19 novembre 1996 date du visa no. 96-533 appose par la Commission des Operations de Bourse sur la Note d'Information, et le 19 fevrier 1997, date du no. d'enregistrement P97-022 appose par la Commission des Operations de Bourse sur les documents denommes "Prospectus" et "Prospectus Supplement," n'est susceptible d'affecter de maniere significative la situation financiere de l'emetteur dans le contexte de la presente emission.

                           Morgan Stanley Group Inc.



                           _________________________
                               Eileen K. Murray
                                   Treasurer


2.    Au nom de la banque presentatrice

Personne assumant la responsabilite de la presente Note d'Information.

                              Morgan Stanley S.A.



                            _______________________
                                 Patrice Vial
                               Managing Director


La notice legale sera publiee au Bulletin des Annonces Legales Obligatoires
(BALO) du 11 avril 1997.
La presente Note d'Information ne peut pas etre distribuee en France avant la date effective de cotation de l'emprunt a la Bourse de Paris et la publicite legale au BALO.

                VISA DE LA COMMISSION DES OPERATIONS DE BOURSE

En vue de la cotation a Paris des obligations, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et "Prospectus Supplement" sous le no. P97-022 du 19 fevrier 1997 et a appose sur la presente Note d'Information le visa no. 97-169 du 04 avril 1997.